    As filed with the Securities and Exchange Commission on October 15, 1996
                                                       Registration No. 33-97398
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       On
                                    Form S-3
                                       To
                                    Form S-11
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             ----------------------


                               REDWOOD TRUST, INC.
             (Exact Name of Registrant as Specified in its charter)

          MARYLAND                                68-0329442
(State or other jurisdiction of           591 Redwood Highway, Suite 3100         (I.R.S. Employer I.D. Number)
incorporation or organization)                 Mill Valley, CA 94941
                                                   (415) 389-7373

  (Address, including zip code, and telephone number, including area code, of
                          Principal Executive offices)

                             ----------------------


                               George E. Bull, III
                Chairman of the Board and Chief Executive Officer
                               REDWOOD TRUST, INC.
                         591 Redwood Highway, Suite 3100
                              Mill Valley, CA 94941
                                 (415) 389-7373
 (Name, Address, including zip code, and telephone number, including area code, of Agent for Service)
                             ----------------------
                                   COPIES TO:

          Douglas B. Hansen                      Phillip R. Pollock, Esq.
President and Chief Financial Officer                  TOBIN & TOBIN
         REDWOOD TRUST, INC.                 One Montgomery Street, 15th Floor
   591 Redwood Highway, Suite 3100               San Francisco, CA  94104
       Mill Valley, CA  94941                         (415) 433-1400
           (415) 389-7373

                             ----------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AT ANY TIME AND FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT IN LIGHT OF MARKET CONDITIONS AND OTHER FACTORS.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________________________-

If delivery of the prospectus is to be made pursuant to Rule 434, please check the following box: / /
                             ----------------------

         Pursuant to Rule 429, the Prospectus contained in this Registration Statement also relates to Registration No. 33-92272 filed by Registrant and declared effective on July 20, 1995.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                3,334,348 SHARES
                                  COMMON STOCK

                        1,666,063 STOCK PURCHASE WARRANTS

                                       RWT

                               REDWOOD TRUST, INC.

                             ----------------------

     Redwood Trust, Inc. ("Redwood Trust" or the "Company") specializes in acquiring and managing real estate mortgage loans. Such loans are originated by others to the Company's specifications or to specifications approved by the Company. The Company acquires mortgage loans secured by single-family real estate properties throughout the United States, with a special emphasis on properties located in the State of California, and may in the future acquire mortgage loans secured by multifamily and commercial real estate properties. The Company's mortgage loans may be acquired as whole loans or as mortgage securities evidencing interests in pools of mortgage loans (collectively, "Mortgage Assets"). The Company is self-advised and self-managed and its principal business objective is to generate net income for distribution to stockholders. The Company has elected to be subject to tax as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and generally will not be subject to tax on its Federal income to the extent that it distributes its earnings to its stockholders and it maintains its qualification as a REIT.

     This Prospectus relates to (i) 1,667,174 shares of the Company's Common Stock, par value $.01 per share ("Common Stock") being offered by the Selling Securityholders herein ("Offered Common Stock"), (ii) 1,666,063 Stock Purchase Warrants ("Warrants"), each Warrant exercisable for 1.000667 shares of the Company's Common Stock, par value $.01 per share, and (iii) 1,667,174 shares of Common Stock issuable upon the exercise of Warrants ("Underlying Common Stock"). The Warrants are exercisable until 5:00 p.m. Pacific Standard Time on December 31, 1997 at an exercise price of $15.00 per Warrant, and are subject to certain anti-dilution protections. See "Description of Warrants." For purposes of this Prospectus, the Offered Common Stock, the Warrants and the Underlying Common Stock issuable upon the exercise of Warrants are referred to hereinafter as the "Securities" unless the context requires otherwise.

     The Offered Common Stock, the Warrants and the Underlying Common Stock subsequently acquired by the Selling Securityholders pursuant to the exercise of Warrants, may be offered for sale from time to time by the Selling Securityholders
                                                        (CONTINUED ON NEXT PAGE)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY

                             ----------------------
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                 ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


===============================================================================
                                   Price to       Underwriting     Proceeds to
                                    Public          Discount       Company(1)
-------------------------------------------------------------------------------
Per Exercised Warrant........     $     15.00         $0            $     15.00
-------------------------------------------------------------------------------
Total........................     $24,990,945         $0            $24,990,945
===============================================================================

(1)  Before deducting expenses payable by the Company estimated at $120,000.

                             ----------------------

                 The date of this Prospectus is October __, 1996

(CONTINUED FROM PREVIOUS PAGE)

other purchasers or through agents in one or more transactions in the over-the-counter market, in one or more private transactions, named herein, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Under certain circumstances, the Selling Securityholders and any broker-dealers that act in connection with the sales of such Common Stock or Warrants may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company will not receive any proceeds from the sale of Offered Common Stock or Warrants by the Selling Securityholders. The Company will receive the proceeds from the issuance and sale of the Underlying Common Stock pursuant to the exercise of the Warrants. The Company will bear the costs relating to the registration of the Common Stock or Warrants being offered hereby, estimated to be approximately $120,000.

     The Company's Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "RWTI." On October 11, 1996, the last reported sales price for the Common Stock was $32.5 per share. The Company also currently has one class of authorized and outstanding Preferred Stock, the Class B 9.74% Cumulative Convertible Preferred Stock (the "Class B Preferred Stock"), which is quoted on the Nasdaq National Market under the symbol "RWTIP," and an issue of Stock Purchase Warrants, quoted under the symbol, "RWTIW." On October 11, 1996, the last reported sales prices for the Class B Preferred Stock and Stock Purchase Warrants were $34.5 per share and $17.25 per share, respectively.

     The shares of Common Stock offered hereby are subject to repurchase by the Company under certain conditions and are subject to certain restrictions on ownership and transferability which prohibit any person (either alone or with others as a group) from owning a number of shares in excess of 9.8% of the outstanding shares of the Company's capital stock (by number or value). See "Description of Capital Stock-Repurchase of Shares and Restrictions on Transfer" and "Plan of Distribution."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "PLAN OF DISTRIBUTION."

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock, Stock Purchase Warrants and Class B Preferred Stock of the Company are currently quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, holders of the Common Stock and Class B Preferred Stock will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

     Copies of the Registration Statement of which this Prospectus forms a part and exhibits thereto are on file at the offices of the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Securities offered hereby. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC and incorporated by reference herein. Each such statement is qualified in its entirety by such contract or other document reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996;

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, as amended (Reg. No. 0-26436), filed July 17, 1996, under the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated herein by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to Ms. Vickie
L. Rath, Vice-President, Treasurer and Controller, Redwood Trust, Inc., 591 Redwood Highway, Suite 3100, Mill Valley, California 94941, telephone (415) 389-7373.

                                   THE COMPANY

     The Company is a real estate investment trust which specializes in acquiring and managing real estate mortgage loans. Such loans are originated by others to the Company's specifications or to specifications approved by the Company. The Company has acquired mortgage loans secured by single-family real estate properties throughout the United States, with a special emphasis on properties located in the State of California, and may in the future acquire mortgage loans secured by multifamily and commercial real estate properties. The Company's mortgage loans may be acquired as whole loans or as mortgage securities evidencing interests in pools of mortgage loans (collectively, "Mortgage Assets"). The Company's principal business objective is to generate net income for distribution to stockholders. The Company has elected to be subject to tax as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to tax on its Federal income to the extent that it distributes its earnings to its stockholders and it maintains its qualification as a REIT. The Company was incorporated in the State of Maryland on April 11, 1994, commenced operations on August 19, 1994 and is self-advised and self-managed. Reference to the "Company" herein shall include any taxable or Qualified REIT Subsidiaries through which the Company may conduct its business. The Company's principal executive office is located at 591 Redwood Highway, Suite 3100, Mill Valley, California 94941.

     Additional information regarding the Company, including the audited financial statements of the Company and descriptions of the Company's currently outstanding Common Stock, Class B Preferred Stock and Warrants, is contained in the documents incorporated by reference herein. See "Incorporation of Certain Information by Reference," above.

                                 USE OF PROCEEDS

     There will be no proceeds to the Company from the sale of Securities by the Selling Securityholders. The net proceeds to the Company from the exercise of Warrants, estimated to be $24,870,945.00 if all of the Warrants are exercised, together with borrowings, will be used to purchase Mortgage Assets as described herein. Pending use of the proceeds to purchase such Mortgage Assets, the net proceeds may be used to reduce borrowings. The Company intends to increase its investment in Mortgage Assets by borrowing against existing Mortgage Assets and using the proceeds to acquire additional Mortgage Assets. The Company's borrowings generally are secured by the Mortgage Assets owned by the Company. Until the proceeds are fully utilized along with borrowings in this manner, the Company's net earnings are expected to be lower than would be the case if this financing strategy were fully implemented.

                             SELLING SECURITYHOLDERS

     The number of shares of Offered Common Stock and Warrants which may be offered pursuant to this Prospectus by the selling holders (the "Selling Securityholders") is as set forth below. In addition, the Underlying Common Stock may be issued to Selling Securityholders pursuant to the exercise of Warrants, all of which Underlying Common Stock, to the extent acquired by such Selling Securityholders, may be offered pursuant to this Prospectus.

                                     NO. SHARES                           NO. SHARES
                                    OUTSTANDING                          UNDERLYING
NAME                                COMMON STOCK      NO. WARRANTS      COMMON STOCK(1)
----                                ------------      ------------      ---------------
5500 Fund                                  8,705             8,700           8,705
Mark S. Ain                                1,000             1,000           1,000
American Medical International
      Pension Plan                        33,322            33,300          33,322
G. Thomas Baker                            6,004             6,000           6,004
Baum Family Survivor Trust,

      Benjamin Baum trustee                2,001             2,000           2,001
Susanne C. Baum                              700               700             700
Daniel E. Baur                                10                10              10
Jennifer A. Baur                              10                10              10
Bay Pond Partners, L.P.                   60,895            60,855          60,895
Robert J. Becker and
      June G. Becker                      16,677            16,666          16,677

                                           NO. SHARES                           NO. SHARES
                                          OUTSTANDING                          UNDERLYING
NAME                                      COMMON STOCK      NO. WARRANTS      COMMON STOCK(1)
----                                      ------------      ------------      ---------------
The Borden Living Trust(2)                      5,003              5,000            5,003
Delanie S. Borden(3)                              350                350              350
Frederick H. Borden(4)                            140                140              140
Georgia J. Borden(5)                               65                 65               65
Holly E. Borden(5)                                 10                 10               10
Madelyn H. Borden
      TTEE of Survivors
      Trust UAD 7/27/87(6)                        667                667              667
Ross D. Borden(5)                                  65                 65               65
Donald S. Brown                                 5,003              5,000            5,003
Bull Trust(7)                                  12,008             12,000           12,008
Edith H. Bull(8)                                  100                100              100
Elizabeth A. Bull(9)                              500                500              500
George E. Bull III(10)                          3,302              3,300            3,302
George E. Bull Jr.(9)                             100                100              100
Jennifer S. Bull(9)                               500                500              500
Stephanie N. Bull(9)                              500                500              500
Suzanne H. Bull(9)                                200                200              200
Robert T. Burke                                 6,504              6,500            6,504
Richard J. Cadenasso                            1,501              1,500            1,501
Walter J. Carlson                               6,670              6,666            6,670
Christina E. Carroll ttee
      FBO Charlotte C. Carroll Trust            1,000              1,000            1,000
Christina E. Carroll ttee FBO
      Cynthia L. Carroll Trust
      dtd 4-20-84                               1,000              1,000            1,000
Fred L. Carroll ttee
      FBO Jacqueline Carroll Andrew
      dtd 12-27-84                              1,000              1,000            1,000
Christina E. Carroll ttee FBO
      Janet A. Carroll Trust dtd
      4-20-84                                   1,000              1,000            1,000
Christina E. Carroll ttee FBO
      Katherine Orr Trust dtd 8/10/89           7,505              7,500            7,505
Christina E. Carroll & Kristin
      O. Prescott ttees FBO Kristin
      O. Prescott Trust dtd 1/5/84              7,505              7,500            7,505
Christina E. Carroll ttee FBO
      Timothy Orr Trust dtd 3/26/86             1,501              1,500            1,501
Thomas A. Cohen                                 1,000              1,000            1,000
Jackson Courey                                     10                 10               10
Cumberland Partners                           164,464            164,355          164,464
Joseph G. Daher II and
      Janet M. Daher                            3,002              3,000            3,002
T. J. Day Family Trust                          3,002              3,000            3,002
F. Burke Dempsey                                1,668              1,667            1,668
Linda deSoto                                       65                 65               65
Dan A. Emmett(11)                               3,335              3,333            3,335
Charles H. Eshom and
      Elizabeth J. Eshom                          675                675              675
First Financial Fund, Inc.                    160,983            160,876          160,983

                                           NO. SHARES                           NO. SHARES
                                          OUTSTANDING                           UNDERLYING
NAME                                      COMMON STOCK    NO. WARRANTS        COMMON STOCK(1)
----                                      ------------    ------------        ---------------
Peter Friedland                                 1,501            1,600                1,501
The Robert Friend Rev.
      Trust DTD 3/5/82                          3,335            3,333                3,335
Richard N. Garman                               6,704            6,700                6,704
Robert H. Gersky and
      Sue A. Gersky                            26,684           26,667               26,684
Robert M. Gibb                                    750              750                  750
Glenell Associates                              6,670            6,666                6,670
Nello Gonfiantini III(11)                      10,056           10,050               10,056
Jon D. Gruber IRA                              33,355           33,333               33,355
James C. Hale III                               3,335            3,333                3,335
Douglas B. Hansen, Jr.(12)                      3,315            3,313                3,315
Douglas B. Hansen, M.D.(13)                    10,006           10,000               10,006
Helen Hansen(14)                                   10               10                   10
Joan B. Hansen(15)                                700              700                  700
Linda W. Hart and
      Milledge A. Hart, III                     3,670            3,668                3,670
Alfred Henderson                                2,001            2,000                2,001
INCO Limited Partnership                       16,678           16,667               16,678
Gerald L. Iseman and
      Jacqueline C. Iseman                     10,006           10,000               10,006
Richard Jacobson                                6,685            6,666                6,685
Craig R. Johnson and
      Nichola J. Johnson                       10,006           10,000               10,016
Joseph A. Jolson(16)                          101,682          101,750              101,682
Kathleen Rohan Jolson                           1,000            1,000                1,000
Lois Jolson                                       723              723                  723
Richard A. Jolson, IRA                         32,021           32,000               32,021
Jim Joseph Revocable Trust
      Dated January 19, 1990                   33,355           33,333               33,355
JRO Associates, L.P.                           70,046           70,000               70,046
Robert L. Kahan, Trustee
      Kahan Family Trust                       16,010           16,000               16,010
Kaufman Family Trust                            2,001            2,000                2,001
John A. Krasznekewicz and
      Sarah Krasznekewicz                       3,335            3,333                3,335
Lagunitas Partners                             16,678           16,667               16,678
David and Dawn Lehmann                          1,000            1,000                1,000
William W. Liebeck                             16,511           16,500               16,511
Donald G. Linker TTEE of
      The Donald G. Linker &
      Joyce B. Linker Rev.
      Trust                                     3,335            3,333                3,335
James and Kerry Logan                          11,673           11,666               11,673
Jerome L. Markowitz                            10,006           10,000               10,006
F.E. Marschall, M.D., Inc.
      Retirement Trust                          3,002            3,000                3,002
Karl L. Matthies                               13,008           13,000               13,008
Karl L. Matthies and
      Deborah N. Matthies                      13,008           13,000               13,008
Alexander L. Mazour in TR as

                                           NO. SHARES                            NO. SHARES
                                          OUTSTANDING                            UNDERLYING
NAME                                      COMMON STOCK       NO. WARRANTS      COMMON STOCK(1)
----                                      ------------       ------------      ---------------
      TTEE of the Alexander L. Mazour
      Sep Prop Rev Intervivos
      TR dtd 10/14/93                          6,504                6,500              6,504
James McMahon                                  3,502                3,500              3,502
Michael G. Mueller and
      Christine E. Cullens                    10,006               10,000             10,006
Michael G. Mueller,
      Trustee of the Michael G.
      Mueller Separate Property
      Trust U/D/T dated July 8, 1993           7,004                7,000              7,004
Daniel J. Murphy                               3,502                3,500              3,502
J. Steve Noonan                                2,001                2,000              2,001
John M. Oppenheimer                            6,670                6,666              6,670
Robert H. Osher                               21,680               21,666             21,680
Pacific Corinthian Life Insurance Co.         16,678               16,667             16,678
Jeffrey P. Parker                             16,677               16,666             16,677
The Jeffrey P. Parker Family
      Charitable Remainder Unitrust           16,677               16,666             16,677
Harry J. Phillips, Jr.                         1,501                1,500              1,501
Ray Pinion and Lynell Pinion                   4,002                4,000              4,002
Guy C. Pinkerton and
      Nancy J. Pinkerton                      15,010               15,000             15,010
Pocantico Fund                                18,012               18,000             18,012
Phillip R. Pollock(17)                         1,000                1,000              1,000
Bruce G. Potter                               14,009               14,000             14,009
Roxbury Partners Special Fund II              15,010               15,000             15,010
Russell Miller, Inc. Profit
      Sharing and Salary Deferral
      Plan Russell R. Miuller Account          6,671                6,667              6,671
Joseph M. Schell                              10,006               10,000             10,006
Eli R. Secor                                      10                   10                 10
Zana J. Secor                                     10                   10                 10
O. Griffith Sexton                             5,003                5,000              5,003
SH Trading Ltd. KEOGH                            800                  800                800
Joan Shea                                         10                   10                 10
Gregory P. Shlopak                            16,677               16,666             16,677
Mia P. Smit                                       10                   10                 10
Scott S. Smit                                     10                   10                 10
Richard A. Smith                               1,000                1,000              1,000
Kathleen Smythe de Urquieta(18)                  377                  377                377
State of Oregon Stock
      Growth Fund                            201,834              201,700            201,834
Alan Jay Swimmer and
      Linda K. Swimmer                         1,667                1,666              1,667
Temple Inland Master Trust                    50,033               50,000             50,033
Charles J. Toeniskoetter(11)                     660                  660                660
Lucia W. Townsend ttee
      FBO Town & Co.
      Profit Sharing Plan                      5,003                5,000              5,003
First Interstate Bank, FBO:
      David Tyler IRA# FIP-007104              2,001                2,000              2,001

                                                                                 NO. SHARES
                                      OUTSTANDING                                UNDERLYING
NAME                                 COMMON STOCK        NO. WARRANTS          COMMON STOCK(1)
----                                 ------------        ------------          ---------------
Weitz Partners III Limited
      Partnership                        42,028               42,000               42,028
Weitz Partners, Inc. -
      Partners Value Fund                35,023               35,000               35,023
Weitz Series Fund, Inc.-
      Hickory Portfolio                   8,005                8,000                8,005
Weitz Series Fund, Inc. -
      Value Portfolio                    65,043               65,000               65,043
                                      ---------            ---------            ---------

Total                                 1,667,174            1,666,063            1,667,174(19)


(1) Reflects shares of Common Stock issuable to such holder upon the exercise of Warrants at the exercise ratio of 15.00/14.99 as required pursuant to the terms of the Warrants. See "Description of Capital Stock" and "Description of Warrants."
(2) Trust of which Frederick H. Borden, Vice Chairman, Secretary and Director of the Company, is a trustee.
(3) Spouse of Frederick H. Borden, Vice Chairman, Secretary and Director of the Company.
(4)   Vice Chairman, Secretary and Director of the Company.
(5) Child of Frederick H. Borden, Vice Chairman, Secretary and Director of the Company.
(6) Trust of which the mother of Frederick H. Borden, Vice Chairman, Secretary and Director of the Company, is a trustee.
(7) Trust of which George E. Bull, III, Chairman of the Board and Chief Executive Officer of the Company, is a trustee.
(8) Spouse of George E. Bull, III, Chairman of the Board and Chief Executive Officer of the Company.
(9) Child of George E. Bull, III, Chairman of the Board and Chief Executive Officer of the Company.
(10)  Chairman of the Board and Chief Executive Officer of the Company
(11)  Director of the Company.
(12)  President, Chief Financial Officer and Director of the Company.
(13) Father of Douglas B. Hansen, President, Chief Financial Officer and Director of the Company.
(14) Mother of Douglas B. Hansen, President, Chief Financial Officer and Director of the Company.
(15) Spouse of Douglas B. Hansen, President, Chief Financial Officer and Director of the Company.
(16) Managing Director of Montgomery Securities, placement agent in connection with the Company's private offering of Units in 1994.
(17)  Attorney with Tobin & Tobin, outside counsel to the Company.
(18) Principal of Montgomery Securities, placement agent in connection with the Company's private offering of Units in 1994.
(19) Includes an additional 26 shares of Common Stock that may be acquired by Selling Securityholders in the event a Selling Securityholder acquires Warrants from another Selling Securityholder, thereby causing fractional shares not previously issuable upon exercise thereof, to be combined into whole shares of Common Stock issuable upon such exercise.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a general summary of certain Federal income tax considerations to the Company and to holders of the Securities. It is based on existing Federal income tax law, which is subject to change, possibly retroactively. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE SECURITIES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS. FOR A FULLER DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS, SEE THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995.

GENERAL

         The Company has elected to become subject to tax as a REIT, for Federal income tax purposes, commencing with the taxable year ending December 31, 1994. The Board of Directors of the Company currently expects that the Company will continue to operate in a manner that will permit the Company to maintain its qualifications as a REIT for the taxable year ending December 31, 1996, and in each taxable year thereafter. This treatment will permit the Company to deduct dividend distributions to its stockholders for Federal income tax purposes, thus effectively eliminating the "double taxation" that generally results when a corporation earns income and distributes that income to its stockholders.

         In the opinion of Giancarlo & Gnazzo, A Professional Corporation, special tax counsel to the Company ("Special Tax Counsel"), the Company has been organized and operated in a manner which qualifies it as a REIT under the Code since the commencing of its operations on August 19, 1994 through June 30, 1996, the date of the Company's last unaudited financials received by Special Tax Counsel, and the Company's current and contemplated methods of operation, as represented by the Company, will enable it to continue to so qualify. This opinion is based on various assumptions relating to the organization and operation of the Company to date and in the future and is conditioned upon certain representations made by the Company as to certain factual matters. The continued qualification and taxation of the Company as a REIT will depend upon the Company's ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and various other qualification tests imposed by the Code. This opinion is based on the law existing and in effect on the date hereof which is subject to change, possibly retroactively.

         There can be no assurance that the Company will continue to qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Company. If the Company were not to qualify as a REIT in any particular year, it would be subject to Federal income tax as a regular domestic corporation, and its stockholders would be subject to potentially substantial income tax liability in respect of each taxable year that it fails to qualify as a REIT. In addition, the amount of earnings and cash available for distribution to its stockholders could be significantly reduced or eliminated.

TAXATION OF THE COMPANY

         In any year in which the Company qualifies as a REIT, the Company will generally not be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to its stockholders. The Company will, however, be subject to Federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain and may also be subject to tax in certain other circumstances.

         If the Company fails to qualify as a REIT in any taxable year and certain relief provisions of the Code do not apply, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which the Company fails to qualify as a REIT would not be deductible by the Company, nor would they generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, the Company would also be disqualified from re-electing REIT status for the four taxable years following the year during which it became disqualified.

TAXATION OF SECURITIES HOLDERS

         COMMON STOCK GENERALLY

         Distributions (including constructive distributions) made to holders of Common Stock, other than tax-exempt entities, will generally be subject to tax as ordinary income to the extent of the Company's current and accumulated earnings and profits as determined for Federal income tax purposes. If the amount distributed exceeds a stockholder's allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder's adjusted basis in its shares, which will not be subject to tax, and thereafter as a taxable gain from the sale or exchange of a capital asset.

         Distributions designated by the Company as capital gain dividends will generally be subject to tax as long-term capital gain to stockholders, to the extent that the distribution does not exceed the Company's actual net capital gain for the taxable year. Distributions by the Company, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction. In the event that the Company realizes a loss for the taxable year, stockholders will not be permitted to deduct any share of that loss. Further, if the Company (or a portion of its assets) were to be treated as a taxable mortgage pool, any "excess inclusion income" that is allocated to a stockholder would not be allowed to be offset by a net operating loss of such stockholder. Future Treasury Department regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

         Dividends declared during the last quarter of a taxable year and actually paid during January of the following taxable year are generally treated as if received by the stockholder on the record date of the dividend payment and not on the date actually received. In addition, the Company may elect to treat certain other dividends distributed after the close of the taxable year as having been paid during such taxable year, but stockholders still will be treated as having received such dividend in the taxable year in which the distribution is made.

         Upon a sale or other disposition of Common Stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such stock, which gain or loss will be long-term if the stock has been held for more than one year. Any loss on the sale or exchange of shares held by a stockholder for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends received by such stockholder. If Common Stock is sold after a record date but before a payment date for declared dividends on such stock, a stockholder will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

         The Company also maintains a Dividend Reinvestment Plan (the "DRP" or "Plan"). DRP Participants will generally be treated as having received a dividend distribution equal to the fair value of the Plan Shares that are purchased with the Participant's reinvested dividends generally on the date that the Company credits such shares to the Participant's account, plus the brokerage commissions, if any, allocable to the purchase of such shares, and participants will have a tax basis in the shares equal to such value. DRP Participants may not, however, receive any cash with which to pay the resulting tax liability. Shares received pursuant to the DRP will have a holding period beginning on the day after their purchase by the Plan Administrator.

         The Company is required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of its Capital Stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information it has received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

         TAXATION OF TAX-EXEMPT ENTITIES

         The Company does not expect to incur excess inclusion income (within the meaning of Section 860E(c) of the Code) and therefore does not prohibit tax-exempt entities or "disqualified organizations" from investing in its Securities. In general, a tax-exempt entity that is a holder of the Company's Securities will not be subject to tax on distribution.

         The Company does not intend to issue debt obligations with different maturities secured by a single pool of Mortgage Assets and does not expect to create or acquire taxable mortgage pools that can generate excess inclusion income. In addition, the Company does not intend to create or acquire REMIC residual interests that can generate excess inclusion income.

         EXERCISE OF WARRANTS

         Upon a holder's exercise of a Warrant, the holder will, in general, (i) not recognize any income, gain or loss for federal income tax purposes, (ii) receive an initial tax basis in the Common Stock received equal to the sum of the holder's tax basis in the exercised Warrant and the exercise price paid for such Common Stock and (iii) have a holding period for the Common Stock received beginning on the date of exercise.

         SALE OR EXPIRATION OF WARRANTS

         If a holder of a Warrant sells or otherwise disposes of such Warrant (other than by its exercise), the holder generally will recognize capital gain or loss (long-term capital gain or loss if the holder's holding period for the Warrant exceeds twelve months on the date of disposition; otherwise, short-term capital gain or loss) equal to the difference between (i) the cash and fair market value of other property received and (ii) the holder's tax basis (on the date of disposition) in the Warrant sold. Such a holder generally will recognize a capital loss upon the expiration of an unexercised Warrant equal to the holder's tax basis in the Warrant on the expiration date.

         FOREIGN INVESTORS

         In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of the Company's Securities subject to possible reduction pursuant to an applicable income tax treaty.

                             DESCRIPTION OF WARRANTS

         The Warrants were originally issued as part of the Units, each Unit consisting of one share of Class A Convertible Preferred Stock ("Class A Preferred Stock") and one Warrant. See also, "Description of Capital Stock - General." At such time the Warrants were represented by a Class A Preferred Stock certificate which bore an endorsement representing beneficial ownership of the related Warrants on deposit with the Warrant Agent as custodian for the registered holders of the Warrants. The Warrants became detachable from the Class A Preferred Stock upon the effectiveness of the shelf registration statement of which this Prospectus is a part (the Shelf Registration Statement"), and all preferred shares were automatically converted to common shares upon the closing of the initial public offering. Separate Common Stock certificates and Warrant certificates will be issued upon the tender by holders of Units of their Class A Preferred Stock certificates bearing the Warrant legend. As of October 1, 1996, 1,076,431 Warrants remained outstanding.

         The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") dated as of August 19, 1994 between the Company and the warrant agent (the "Warrant Agent"). ChaseMellon Shareholder Services, LLC is the Warrant Agent. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement including the definitions therein of certain terms used below. A copy of the Warrant Agreement has been filed with the Commission as an exhibit to the Shelf Registration Statement.

         Each Warrant is exercisable at an exercise price of $15.00 and, upon payment of such exercise price, will entitle the holder of the Warrant to receive 1.000667 shares of Common Stock. The exercise price per Warrant was established at the time of the Company's initial private placement of Units, prior to its commencement of operations, and was fixed by management at the per Unit offering price. The number of shares to be issued upon exercise of the Warrants is subject to adjustment in certain cases referred to below. The Warrants will be exercisable immediately and unless exercised, the Warrants will automatically expire at 5:00 p.m. New York City time on December 31, 1997.

         The Warrants may be exercised by surrendering to the Company or the Warrant Agent the definitive Warrant Certificates evidencing such Warrants, if any (or if a Warrant Certificate has not been issued in respect of such Warrant, the related Class A Preferred Stock certificate), with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price (the "Exercise Price"). Payment of the Exercise Price may be made by certified check, cashier's bank check or United States postal money order payable to the order of the Company. Upon surrender of the Warrant Certificate or related Class A Preferred Stock certificate and payment of the Exercise Price and any other applicable amounts, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock or other securities or property to which such holder is entitled. If less than all of the Warrants evidenced by a Warrant Certificate or related Class A Preferred Stock certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

         No fractional shares of Common Stock will be issued upon exercise of the Warrants; holders exercising Warrants will receive cash in lieu of fractional shares of Capital Stock. The holders of the Warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive dividends with respect to the shares of Capital Stock issuable upon the exercise of the Warrants. The holders of the Warrants not yet exercised are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the affairs of the Company.

         If the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of its Common Stock any shares of its capital stock, then the number of shares of Common Stock issuable upon exercise of the Warrant, as the case may be, immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of Capital Stock that such holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

         In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The authorized capital stock of the Company consists of 50,000,000 shares of Capital Stock, $.01 par value ("Capital Stock"). Of such shares of Capital Stock, 48,993,750 shares are currently classified as Common Stock, and 1,006,250 shares of Capital Stock are currently classified as Class B Preferred Stock. The Company's Charter authorizes the Board of Directors to reclassify any of the unissued shares of authorized Capital Stock into a class or classes of preferred stock. On August 11, 1994, the Company supplemented its Charter to divide and classify 12,000,000 shares of the Capital Stock of the Company into a series of preferred stock designated as the Company's Class A Preferred Stock. See also, "Description of Warrants." The Class A Preferred Stock had the rights and privileges of and was subject to the conditions set forth in the Articles Supplementary establishing the terms of the Class A Preferred Stock. Pursuant to the terms of the Class A Preferred Stock, all Class A Preferred Stock was converted to Common Stock upon the closing of the initial public offering on August 9, 1995, and there are currently no outstanding shares of Class A Preferred Stock. Following such conversion, Articles Supplementary were filed to reclassify all authorized and unissued shares as Common Stock. Recently, the Company issued a new class of preferred stock, the Class B Preferred Stock. Additional preferred stock may be issued again from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be determined by the Board of Directors. Additional classes or series of preferred stock would be available for possible future financing of, or acquisitions by, the Company and for general corporate purposes without any legal requirement that further stockholder authorization for issuance be obtained. The issuance of additional series of preferred stock could have the effect of making an attempt to gain control of the Company more difficult by means of a merger, tender offer, proxy contest or otherwise. Additional series of preferred stock, if issued, would have a preference on dividend payments which could affect the ability of the Company to make dividend distributions to the holders of Common Stock.

         The following summary of the rights of the holders of Common Stock is qualified in its entirety by reference to the Company's Charter, copies of which have been filed with the Commission as exhibits to the Shelf Registration Statement.

COMMON STOCK

         Voting. Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of holders of Common Stock of the Company. The Company's Charter does not provide for cumulative voting and, accordingly, the holders of a majority of the outstanding shares of Common Stock have the power to elect all directors to be elected each year.

         The Company's bylaws provide that annual meetings of the stockholders of the Company are to be held within 180 days after the last day of the Company's fiscal year, and special meetings may be called by a majority of the Board of Directors, by the Chairman of the Board of Directors, by a majority of the Independent Directors, by the President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting. The Charter of the Company may be amended in accordance with Maryland law, subject to certain limitations set forth in the Charter.

         Dividends; Liquidation; Other Rights. The holders of shares of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of funds legally available therefor. Presently, the Class B Preferred Stock has certain rights prior to the Common Stock. For example, in the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock will share ratably in all assets of the Company remaining after the payment of liabilities and after payment of a liquidation preference for the currently outstanding Class B Preferred Stock and any subsequent issuance of another class or series of preferred stock, if any. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Common Stock.

         As of October 1, 1996, there were 9,069,653 outstanding shares of Common Stock held by 179 holders of record.

REGISTRATION RIGHTS

         Holders of the Securities are entitled to certain rights with respect to registration under the Securities Act. Pursuant to a Registration Rights Agreement between the Company and the Placement Agent, the Company has agreed to
(i) file with the Commission the Shelf Registration Statement with respect to the Securities, and (ii) use its best efforts to keep the Common Stock and Warrants quoted on the Nasdaq National Market or listed on a stock exchange and/or to qualify the Securities under the various state securities laws. The Company is required to keep the Shelf Registration Statement effective until the earlier to occur of (i)

December 31, 1997 or (ii) such time as all of the Warrants have been exercised and, in the opinion of counsel to the Company, such registration is not required for the unrestricted resale of shares entitled to registration rights under the Registration Rights Agreement. Under the Registration Rights Agreement, the holders of the Securities are restricted from selling or distributing the Company's securities during certain underwritten offerings by the Company. See "Plan of Distribution."

         Certain holders of the Common Stock are entitled to certain rights with respect to registration under the Securities Act of such Common Stock. Under the terms of a registration rights agreement with such holders, such holders are entitled to include within any registration statement under the Securities Act proposed by the Company with respect to a firm commitment underwritten public offering of Common Stock (either for its own account or for the account of other security holders) shares of Common Stock held by such holders, subject to certain conditions. See "Principal Securityholders."

REPURCHASE OF SHARES AND RESTRICTIONS ON TRANSFER

         In order that the Company may meet the requirements for qualification as a REIT at all times, the Charter prohibits any person from acquiring or holding, directly or constructively, ownership of shares of Capital Stock in excess of 9.8% (the "Ownership Limit") of the outstanding shares (by number or value). For this purpose the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of section 544 of the Code.

         Under the constructive ownership provisions of section 544 of the Code, a holder of a Warrant will be treated as owning the number of shares of Capital Stock into which such Warrant may be converted. In addition, the constructive ownership rules generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members to other members of the same family, and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). For purposes of determining whether a person holds or would hold Capital Stock in excess of the Ownership Limit, a person will thus be treated as owning not only shares of Capital Stock actually owned, but also any shares of Capital Stock attributed to such person under the attribution rules described above (including any shares of Capital Stock attributed to such person by reason of such person's ownership of Warrants). Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the Ownership Limit.

         Any transfer of shares of Capital Stock or Warrants that would result in disqualification of the Company as a REIT or that would (a) create a direct or constructive ownership of shares of stock in excess of the Ownership Limit,
(b) result in the shares of stock being beneficially owned (within the meaning of section 856(a) of the Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in the Company being "closely held" within the meaning of section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such shares or warrants. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to continue to qualify as a REIT. The Company's Board of Directors, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to the Board of Directors, may also waive the Ownership Limit with respect to a purported transferee. As a condition to such waiver the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Directors may also take such other action as it deems necessary or advisable to protect the Company's status as a REIT.

         Any purported transfer of shares or warrants that would result in a person owning (directly or constructively) shares in excess of the Ownership Limit (except as otherwise waived by the Board of Directors as set forth above) due to the unenforceability of the transfer restrictions set forth above will constitute "Excess Securities," which will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Securities are ultimately transferred, until such time as the purported transferee retransfers the Excess Securities. While the Excess Securities are held in trust, a holder of such securities will not be entitled to vote or to share in any dividends or other distributions with respect to such securities and will not be entitled to exercise or convert such securities into shares of Capital Stock. Subject to the Ownership Limit, Excess Securities may be transferred by the purported transferee to any person (if such transfer would not result in Excess Securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the Excess Securities on the date of the purported transfer), at which point the Excess Securities will automatically be exchanged for the stock or warrants, as the case may be, to which the Excess Securities are attributable. If a purported transferee receives a higher price for designating an ultimate transferee, such purported transferee shall pay, or cause the ultimate transferee to pay, such excess to the Company. In addition, such Excess Securities held in trust are subject to purchase by the Company at a purchase price equal to the lesser of (a) the price per share or per warrant, as the case may be, in the transaction that created such Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), reduced by the amount of any distributions received in violation of the Charter that have not been repaid to the Company, and (b) the market price as reflected in the last reported sales price of such shares of stock or warrants on the trading day immediately preceding the date of the purported transfer as reported on any exchange or quotation system over which such shares of stock or warrants may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares of stock or warrants on the date of the purported transfer as determined in good faith by the Board of Directors of the Company, reduced by the amount of any distributions received in violation of the Charter that have not been repaid to the Company.

         From and after a purported transfer to the transferee of the Excess Securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to such shares of the stock or warrants except the right to payment of the purchase price for the shares of stock or warrants or the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on Excess Securities prior to the discovery by the Company that such shares of stock or warrants have been transferred in violation of the provisions of the Company's Charter shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any Excess Securities may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Securities and to hold such Excess Securities on behalf of the Company.

         All certificates representing shares of stock and warrants will bear a legend referring to the restrictions described above.

         Any person who acquires shares or warrants in violation of the Charter, or any person who is a purported transferee such that Excess Securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to the Company of such event and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT. In addition, every record owner of more than 5.0% (during any period in which the number of stockholders of record is 2,000 or more) or 1.0% (during any period in which the number of stockholders of record is greater than 200 but less than 2,000) or 1/2% (during any period in which the number of stockholders is 200 or less) of the number or value of the outstanding shares of Capital Stock of the Company must give an annual written notice to the Company by January 31, stating the name and address of the record owner, the number of shares held and describing how such shares are held. Further, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct and constructive ownership of shares of Capital Stock as the Board of Directors deems reasonably necessary to comply with the REIT Provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

         Subject to certain limitations, the Board of Directors may increase or decrease the Ownership Limit. In addition, to the extent consistent with the REIT Provisions of the Code, the Board of Directors may waive the Ownership Limit for and at the request of certain purchasers in this Offering.

         The provisions described above may inhibit market activity and the resulting opportunity for the holders of the Company's Capital Stock and Warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make the Company an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of Capital Stock.

CONTROL SHARE ACQUISITIONS

         The Maryland General Corporation Law (the "Maryland GCL") provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of stock previously acquired by such a person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means, subject to certain exceptions, the acquisition of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

         A person who has made or proposes to make a "control share acquisition," upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the "control shares" (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of "control share acquisitions."

         The "control share acquisition" statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by a provision of the Charter or bylaws of the corporation adopted prior to the acquisition of the shares.

TRANSFER AGENT AND REGISTRAR

         ChaseMellon Shareholder Services, LLC is the transfer agent and registrar with respect to the Common Stock and the Warrants.


                                 ERISA INVESTORS

         Because the Securities will qualify as a "publicly offered security," employee benefit plans and Individual Retirement Accounts may purchase shares of Securities and treat such shares, and not the Company's assets, as plan assets. Fiduciaries of ERISA plans should consider (i) whether an investment in the Securities offered hereby satisfies ERISA diversification requirements, (ii) whether the investment is in accordance with the ERISA plans' governing instruments and (iii) whether the investment is prudent.


                              PLAN OF DISTRIBUTION

         The Offered Common Stock, the Warrants and the Underlying Common Stock subsequently acquired by the Selling Securityholders pursuant to the exercise of outstanding Warrants, may be offered for sale from time to time by the Selling Securityholders named herein, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Under certain circumstances, the Selling Securityholders and any broker-dealers that act in connection with the sales of such Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts and other compensation paid to such persons may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of Offered Common Stock, Warrants or Underlying Common Stock is made, if required, a Prospectus Supplement will be distributed that will set forth the aggregate amount of such Securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, another post-effective amendment to the Shelf Registration Statement, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such Securities.

         The Common Stock offered hereby issuable upon exercise of the Warrants will be sold directly by the Company to the Warrantholder at the exercise price of the Warrants and pursuant to the terms and conditions of the Warrant Agreement governing the Warrants, a copy of which has been filed as an exhibit to the Shelf Registration Statement. The exercise price per Warrant was established at the time of the Company's initial private placement of Units, prior to its commencement of operations, and was fixed by management at the per Unit offering price.

         To comply with the securities laws of certain jurisdictions, the Securities offered hereby may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

         Pursuant to the Registration Rights Agreement entered into in connection with the Company's private placement of Units, the holders of the Securities covered by this Prospectus have agreed not to effect any public sale or distribution of any of the Company's securities for a period beginning 10 days prior to, and ending 90 days following, the closing of an underwritten public offering by the Company.


                                  LEGAL MATTERS

         The validity of the Securities offered hereby and certain legal matters will be passed on for the Company by Tobin & Tobin, a professional corporation, San Francisco, California. Certain tax matters will be passed on by Giancarlo & Gnazzo, A Professional Corporation, San Francisco, California. Tobin & Tobin and Giancarlo & Gnazzo, A Professional Corporation, will rely as to all matters of Maryland law upon Piper & Marbury L.L.P., Baltimore, Maryland.


                                     EXPERTS

         The Balance Sheets as of December 31, 1994 and December 31, 1995, and the Statements of Operations, Stockholders' Equity and Cash Flows for the period from August 19, 1994 (Commencement of Operations) to December 31, 1994 and for the year ended December 31, 1995, all incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

===============================================================================-
         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities, nor shall any sales of the Securities be made pursuant to this Prospectus, in any circumstances in which such offer or solicitation or sale is unlawful.


                              --------------------



                                TABLE OF CONTENTS
                                                                           Page
Available Information.........................................................3
Incorporation of Certain Information by Reference.............................3
The Company.................................................................. 4
Use of Proceeds.............................................................. 4
Selling Security-Holders......................................................4
Certain Federal Income Tax Considerations.....................................8
Description of Warrants......................................................11
Description of Capital Stock.................................................12
ERISA Investors..............................................................15
Plan of Distribution.........................................................15
Legal Matters................................................................16
Experts......................................................................16



================================================================================

================================================================================

                        3,334,348 Shares of Common Stock

                        1,666,063 Stock Purchase Warrants



                                       RWT

                               REDWOOD TRUST, INC.





                                  -------------

                                   PROSPECTUS
                                  -------------






                                October __, 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

                  The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

                SEC Registration...................................  $17,931
                Legal Fees and Expenses............................  $65,000
                Accounting Fees and Expenses.......................  $15,000
                Printing and Engraving Fees........................  $10,000
                Miscellaneous......................................  $12,069

                Total.............................................. $120,000

Item 15.          Indemnification of Directors and Officers.

                           Section 2-418 of the Corporations and Associations
                  Article of the Annotated Code of Maryland provides that a Maryland corporation may indemnify any director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, is made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding, but if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation. Such indemnification may not be made unless authorized for a specific proceeding after a determination has been made, in the manner prescribed by the law, that indemnification is permissible in the circumstances because the director has met the applicable standard of conduct. On the other hand, the director must be indemnified for expenses if he has been successful in the defense of the proceeding or as otherwise ordered by a court. The law also prescribes the circumstances under which the corporation may advance expenses to, or obtain insurance or similar protection for, directors.

                           The law also provides for comparable indemnification
                  for corporate officers and agents.

                           The Registrant's Charter provides that its directors
                  and officers shall, and its agents in the discretion of the Board of Directors may, be indemnified to the fullest extent required or permitted from time to time by the laws of Maryland.

                           The Maryland GCL permits the charter of a Maryland
                  corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Charter contains a provision providing for elimination of the liability of its directors and officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Item 16. Exhibits.

                  5.1* Opinion of Tobin & Tobin, a professional corporation, as to legality (including consent of such firm)

                  5.2* Opinion of Piper & Marbury L.L.P. as to legality (including consent of such firm)

                  8.1 Opinion of Giancarlo & Gnazzo, A Professional Corporation, as to certain tax matters (including consent of such firm)

                  23.1*             Consent of Tobin & Tobin (included in
                                    Exhibit 5.1)

                  23.2*             Consent of Piper & Marbury L.L.P.
                                    (included in Exhibit 5.2)

                  23.3 Consent of Giancarlo & Gnazzo, A Professional Corporation (included in
                                    Exhibit 8.1)

                  23.4 Consent of Coopers & Lybrand L.L.P., independent accountants.

                  24.1*             Power of Attorney

                  -------------------------

                  *        Previously filed.


Item 17.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs a(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Form S-11 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on October 15, 1996.

                         REDWOOD TRUST, INC.


                         By: /s/ GEORGE E. BULL, III
                             ------------------------------
                             George E. Bull, III
                             (Chairman of the Board and Chief Executive Officer)


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO FORM S-11 REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES
INDICATED:




          Signature                                     Position                          Date
          ---------                                     --------                          ----

/s/ GEORGE E. BULL, III                      Chairman of the Board, Chief            October 15, 1996
----------------------------------           Executive Officer and Director
George E. Bull, III                          (Principal Executive Officer)



/s/ DOUGLAS B. HANSEN*                       President, Chief Financial Officer      October 15, 1996
----------------------------------           and Director
Douglas B. Hansen                            (Principal Financial Officer)



/s/ FREDERICK H. BORDEN*                     Vice Chairman of the Board,             October 15, 1996
----------------------------------           Secretary and Director
Frederick H. Borden



/s/ VICKIE L. RATH*                          Vice President, Treasurer and           October 15, 1996
----------------------------------           Controller (Principal Accounting
Vickie L. Rath                               Officer)



/s/ DAN A. EMMETT*                           Director                                October 15, 1996
----------------------------------
Dan A. Emmett



/s/ THOMAS F. FARB*                          Director                                October 15, 1996
----------------------------------
Thomas F. Farb



/s/ NELLO GONFIANTINI*                       Director                                October 15, 1996
----------------------------------
Nello Gonfiantini



/s/ CHARLES J. TOENISKOETTER*                Director                                October 15, 1996
----------------------------------
Charles J. Toeniskoetter




*By /s/ GEORGE E. BULL, III
    ------------------------------
    George E. Bull, III
    Attorney-in-Fact